EXHIBIT 99.1


            CHARTERMAC COMPLETES ACQUISITION OF CAPRI CAPITAL FINANCE

               --Introduces Unified Mortgage Banking Platform as
                        "CharterMac Mortgage Capital"--


NEW YORK, NY - March 14, 2005 - CharterMac (the "Company") (AMEX: CHC), which through its subsidiaries is one of the nation's leading financial services providers to the multifamily housing industry, announced today that a subsidiary, CM Investor LLC ("CM Investor"), has completed the previously announced acquisition of Capri Capital Finance ("Capri").

The completion of the acquisition also marks the formal integration of Capri's mortgage banking business into CharterMac's subsidiary, CharterMac Mortgage Capital, formerly PW Funding Inc.

"The formal completion of Capri's combination with CharterMac's existing mortgage banking operations marks a tremendous accomplishment for the Company and will notably distinguish CharterMac among its peers," commented Stuart J. Boesky, Chief Executive Officer of CharterMac. "Since announcing this transaction last summer, CharterMac and Capri have been working closely together to seamlessly integrate CharterMac Mortgage Capital and Capri's respective businesses. The tremendous synergies between the two organizations have already produced numerous tangible benefits for CharterMac. Moreover, the transaction has made CharterMac a very formidable competitor and will help ensure future growth."

Added Daryl J. Carter, formerly Co-Chairman of Capri and now the newly appointed Chief Executive Officer of CharterMac Mortgage Capital, "The culmination of this strategic alliance represents a very exciting period for everyone involved. Through the combination of two of the nation's most experienced and respected companies in the mortgage banking arena, CharterMac Mortgage Capital hopes to further expand one of the strongest multifamily real estate platforms in the country. In addition to distinguishing itself as managing one of the largest multifamily agency loan servicing portfolios, based upon principal outstanding, CharterMac Mortgage Capital also stands out as a lender who, by working with its affiliates, can offer developers the broadest array of products and the most complete capital solutions package available."

In connection with the closing of the transaction, the Company is also pleased to announce the launch of a new website for CharterMac Mortgage Capital at www.chartermacmortgage.com. The website provides an overview of CharterMac Mortgage Capital, its portfolio, and its loan products, while also serving as a convenient, centralized source of loan servicing information for its borrower clients.

In July of 2004, CM Investor provided an $84 million interim loan to Capri's parent company, Capri Capital Limited Partnership ("CCLP"), and the Company announced that it contemplated making an additional advance, resulting in an aggregate loan of $90 million. At that time, CharterMac reported that the loan was anticipated to be the first step in CM Investor's subsequent acquisition of 100% of Capri, as well as the formation of a strategic alliance with Capri Capital Advisors, CCLP's pension fund advisory affiliate.

Subsequent to the announcement, the Company has made the additional contemplated advance, and a portion of the loans was repaid in connection with the acquisition of Capri. After completion of the transaction, a $20 million loan remains outstanding from CM Investor to a subsidiary of an entity which previously controlled CCLP, which is guaranteed by Capri's principals. Additionally, CM Investor has the right to acquire a 49% equity interest in Capri Capital Advisors on or after August 1, 2005, but no later than June 30, 2006. The loan will be repaid at the time of the acquisition of the interest in Capri Capital Advisors, and the Company will use the proceeds in connection with the acquisition of the interest. Under the agreement with the Capri principals, additional consideration will be payable to the Capri principals based on CCLP's 2004 audited financial statements and, if CM Investor completes its acquisition of Capri Capital Advisors, based on the combined financial statements of CCLP and Capri Capital Advisors.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at 800-831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's Annual Report on Form 10-K for the period ended December 31, 2003, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.


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